Exhibit 99.1

FOR RELEASE, Tuesday, March 23, 2010	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Heather Reeves, Media Contact
(310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
Net Loss Narrows as Housing Gross Margin Increases;
Quarter-End Cash Balance Totals $1.29 Billion; Net Debt to Total Capital Ratio of 44.8%;
Net Orders Up 5%; Homes in Backlog Increase for First Time in Four Years
LOS ANGELES (March 23, 2010) — KB Home (NYSE: KBH), one of America’s premier homebuilders, today reported financial results for its first quarter ended February 28, 2010. Results include:
•
Revenues totaled $264.0 million in the quarter, down 14% from $307.4 million in the prior year’s first quarter due to lower housing revenues. Housing revenues of $262.2 million in the quarter were down 14% from $304.5 million in the first quarter of 2009, the result of an 8% year-over-year decrease in homes delivered to 1,326 and a 6% year-over-year decline in the average selling price to $197,700.

•
The Company reported a net loss of $54.7 million, or $.71 per diluted share, for the quarter, compared to a net loss of $58.1 million, or $.75 per diluted share, for the year-earlier quarter. The current quarter net loss included pretax, noncash charges for inventory impairments and land option contract abandonments of $13.4 million, which decreased 59% from the $32.3 million of pretax, noncash charges for inventory and joint venture impairments and land option contract abandonments included in the net loss for the year-earlier quarter.

•
The Company ended the quarter with $1.29 billion of cash and cash equivalents, including $90.2 million of restricted cash. At February 28, 2010, the Company’s debt balance of $1.82 billion was essentially unchanged from November 30, 2009, and there were no cash borrowings outstanding under the Company’s revolving credit facility. The Company’s ratio of debt to total capital was 73.7% at February 28, 2010, compared to 72.0% at November 30, 2009. The Company’s ratio of net debt to total capital, which reflects the Company’s cash position, was 44.8% at February 28, 2010, compared to 42.9% at November 30, 2009.

•
Company-wide net orders increased 5% to 1,913 in the quarter from 1,827 net orders in the corresponding quarter of 2009. At February 28, 2010, the Company had 2,713 homes in backlog representing approximately $523.8 million in projected future revenues, compared to a backlog of 2,651 homes representing approximately $559.8 million in projected future revenues at February 28, 2009. This marks the first year-over-year increase in the number of homes in the Company’s quarter-end backlog in more than four years.

•	KB Home has been named to FORTUNE® magazine’s 2010 list of the World’s Most Admired Companies for the sixth consecutive year. In addition, KB Home was ranked #1 for “Innovation” among homebuilders.
“The operating environment for the homebuilding industry is better today than last year at this time,” said Jeffrey Mezger, president and chief executive officer. “Encouraging data in recent months suggest that a number of housing markets may be stabilizing or starting to rebound, though we do not yet see, in many respects, a sustained nationwide recovery. While the pace is likely to be uneven in the months ahead, we currently expect housing market conditions to follow a generally positive trajectory throughout this year and into 2011.”
“Building on our improved results from 2009, we believe KB Home is off to a solid start in 2010,” continued Mezger. “We narrowed our loss for the seventh consecutive quarter as we continued to concentrate on returning to profitability. With this focus, we are closely monitoring operational costs and are working diligently to generate sustainable revenue growth by delivering high-quality, innovative products to our homebuyers, increasing our community count and expanding our inventory base. Providing our customers with the highest possible combination of choice and value remains a paramount objective. Increasingly important is our ability to acquire attractive land positions at competitive prices, an objective we continue to pursue while following the disciplined, low risk/high return principles of our KBnxt Built to OrderTM business model.”
“Looking forward, we are confident that the hallmarks of our business model that have allowed us to weather the downturn — discipline, focus, quality, innovation and attention to our customers’ needs and preferences — will drive our growth as housing markets recover,” said Mezger. “Based on our current outlook, we believe that KB Home is positioned to return to profitability in the latter part of this year, and that our growth-oriented strategies will create higher returns on capital in the future along with favorable long-term results for our stockholders.”
The Company’s total revenues of $264.0 million for the quarter ended February 28, 2010 decreased 14% from $307.4 million for the first quarter of 2009, reflecting a 14% year-over-year decline in housing revenues due to fewer homes delivered and a lower average selling price. The Company delivered 1,326 homes in the first quarter of 2010, down 8% from the first quarter of 2009, reflecting decreases of 3%, 19% and 37% in the Company’s West Coast, Southwest, and Southeast regions, respectively, partly offset by an 18% increase in the Central region. The Company’s average selling price in the first quarter declined 6% year-over-year to $197,700, reflecting decreases of 20%, 10% and 11% in the Company’s Southwest, Central and Southeast regions, respectively, partly offset by a 3% increase in the West Coast region. Land sale revenues in the 2010 first quarter totaled $.4 million, compared to $1.3 million in the year-earlier quarter.
Though revenues decreased, the Company’s homebuilding business generated improved operating results in the first quarter of 2010 compared to the year-earlier period. The Company’s homebuilding operations posted an operating loss of $36.2 million in the first quarter of 2010, representing a $10.2 million or 22% reduction from the $46.4 million operating loss reported in the first quarter of 2009. This improvement reflected lower pretax, noncash inventory valuation adjustments and a higher housing gross margin, partly offset by increased selling, general and administrative expenses. The current quarter operating loss included pretax, noncash charges of $13.4 million for inventory impairments and land option contract abandonments, compared to $24.7 million of similar pretax, noncash charges included in the first quarter of 2009. The Company’s first-quarter housing gross margin increased by 8.8 percentage points to 13.7% from 4.9% in the same period of 2009. The housing gross margin, excluding inventory impairment and land option contract abandonment charges, improved by 5.8 percentage points to 18.8% in the first quarter of 2010 from 13.0% in the same period of 2009. Land sales generated break-even results in the first quarter of 2010, compared to a loss of $.2 million in the first quarter of 2009.
Selling, general and administrative expenses totaled $72.2 million in the first quarter of 2010, compared to $61.2 million in the year-earlier quarter, reflecting, among other things, increased costs associated with long-term, cash-settled compensation tied to the Company’s stock price and higher legal expenses.
Interest expense, net of amounts capitalized, increased to $19.4 million in the first quarter of 2010 from $8.7 million in the year-earlier quarter, largely due to a lower balance of inventory qualifying for interest capitalization. The increase also reflected $1.4 million of debt issuance costs written off during the current quarter in connection with the Company’s voluntary reduction of the aggregate commitment under its revolving credit facility from $650.0 million to $200.0 million.
The Company’s equity in loss of unconsolidated joint ventures totaled $1.2 million in the first quarter of 2010. This compared to a loss of $9.7 million in the first quarter of 2009, which included $7.6 million of impairment charges.
The Company’s financial services operations, which include the Company’s equity interest in an unconsolidated mortgage banking joint venture, reported pretax income of $1.9 million in the first quarter of 2010, compared to pretax income of $1.7 million in the year-earlier quarter.
The Company generated a net loss of $54.7 million, or $.71 per diluted share, for the quarter ended February 28, 2010, including pretax, noncash charges of $13.4 million for inventory impairments and land option contract abandonments, and an after-tax charge of $21.2 million to record a valuation allowance against the net deferred tax assets generated from the first-quarter loss. For the first quarter of 2009, the Company reported a net loss of $58.1 million, or $.75 per diluted share, including pretax, noncash charges of $32.3 million for inventory and joint venture impairments and land option contract abandonments, and an after-tax charge of $22.7 million to record a valuation allowance against the net deferred tax assets generated from the quarter’s loss.
The Company’s net orders totaled 1,913 in the first quarter of 2010, up 5% from 1,827 net orders in the same period of 2009. Net orders increased significantly in the Company’s Southwest and Central regions, which posted year-over-year growth of 41% and 15%, respectively, in the first quarter of 2010. The Company’s cancellation rate as a percentage of gross orders improved to 22% in the 2010 first quarter from 28% in the year-earlier quarter. As a percentage of beginning backlog, the cancellation rate was 26% in the first quarter of 2010 and 31% in the year-earlier quarter. The number of homes in backlog at February 28, 2010 increased 2% on a year-over-year basis to 2,713 from 2,651, while the corresponding backlog value declined 6% to approximately $523.8 million in projected future revenues from approximately $559.8 million. Compared to year-end 2009 levels, the number of homes and projected future revenues in backlog increased 28% and 24%, respectively, in the first quarter of 2010.

The Conference Call on the First Quarter 2010 earnings will be broadcast live today at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at www.kbhome.com.
KB Home, one of the nation’s premier homebuilders, has delivered over half a million quality homes for families since its founding in 1957. The Los Angeles-based company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning home designs and communities meet the needs of first-time, move-up and active adult homebuyers. KB Home was named to FORTUNE® magazine’s 2010 list of the World’s Most Admired Companies for the sixth consecutive year, and ranked #1 for “Innovation” among homebuilders. The Company trades under the ticker symbol “KBH” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, tax credits, tax incentives and/or subsidies for home purchases, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; legal or regulatory proceedings or claims; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital, including our capacity under our unsecured revolving credit facility; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base with desirable land positions or interests at reasonable cost), revenue growth and cost reduction strategies; consumer interest in our new product designs, including The Open SeriesTM; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
# # #
(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended February 28, 2010 and 2009
(In Thousands, Except Per Share Amounts — Unaudited)

	Three Months
	2010	2009

Total revenues	$263,978	$307,361

Homebuilding:
Revenues	$262,511	$305,741
Costs and expenses	(298,743)	(352,133)

Operating loss	(36,232)	(46,392)

Interest income	424	3,513
Interest expense, net of amounts capitalized	(19,407)	(8,652)
Equity in loss of unconsolidated joint ventures	(1,184)	(9,742)

Homebuilding pretax loss	(56,399)	(61,273)

Financial services:
Revenues	1,467	1,620
Expenses	(893)	(860)
Equity in income of unconsolidated joint venture	1,321	941

Financial services pretax income	1,895	1,701

Total pretax loss	(54,504)	(59,572)
Income tax benefit (expense)	(200)	1,500

Net loss	$(54,704)	$(58,072)

Basic and diluted loss per share	$(.71)	$(.75)

Basic and diluted average shares outstanding	76,834	77,375

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	February 28,	November 30,
	2010	2009

Assets

Homebuilding:
Cash and cash equivalents	$1,198,635	$1,174,715
Restricted cash	90,222	114,292
Receivables	126,304	337,930
Inventories	1,580,130	1,501,394
Investments in unconsolidated joint ventures	105,737	119,668
Other assets	155,760	154,566

	3,256,788	3,402,565

Financial services	28,670	33,424

Total assets	$3,285,458	$3,435,989

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$312,672	$340,977
Accrued expenses and other liabilities	503,462	560,368
Mortgages and notes payable	1,815,261	1,820,370

	2,631,395	2,721,715

Financial services	6,449	7,050
Stockholders’ equity	647,614	707,224

Total liabilities and stockholders’ equity	$3,285,458	$3,435,989

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2010 and 2009
(In Thousands — Unaudited)

	Three Months
Homebuilding revenues:	2010	2009

Housing	$262,158	$304,454
Land	353	1,287

Total	$262,511	$305,741

	Three Months
Costs and expenses:	2010	2009

Construction and land costs
Housing	$226,194	$289,423
Land	346	1,535

Subtotal	226,540	290,958
Selling, general and administrative expenses	72,203	61,175

Total	$298,743	$352,133

	Three Months
Interest expense, net of amounts capitalized:	2010	2009

Interest incurred	$30,685	$29,258
Loss on voluntary reduction of revolving credit facility	1,366	—
Interest capitalized	(12,644)	(20,606)

Total	$19,407	$8,652

	Three Months
Other information:	2010	2009

Depreciation and amortization	$1,422	$1,826
Amortization of previously capitalized interest	23,386	16,892

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2010 and 2009
(Unaudited)

	Three Months
Average sales price:	2010	2009

West Coast	$318,900	$309,200
Southwest	156,600	195,800
Central	156,100	173,500
Southeast	154,800	174,000

Total	$197,700	$210,700

	Three Months
Homes delivered:	2010	2009

West Coast	340	351
Southwest	216	267
Central	529	447
Southeast	241	380

Total	1,326	1,445

Unconsolidated joint ventures	21	23

	Three Months
Net orders:	2010	2009

West Coast	429	459
Southwest	313	222
Central	715	622
Southeast	456	524

Total	1,913	1,827

Unconsolidated joint ventures	19	28

	February 28, 2010		February 28, 2009
Backlog data:	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
(Dollars in thousands)
West Coast	612	$193,938	689	$214,997
Southwest	379	59,439	303	57,169
Central	1,105	172,068	892	153,538
Southeast	617	98,305	767	134,135

Total	2,713	$523,750	2,651	$559,839

Unconsolidated joint ventures	35	$13,825	76	$30,180

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Three Months Ended February 28, 2010 and 2009
(In Thousands, Except Percentages — Unaudited)
This press release contains information about the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges, and the Company’s ratio of net debt to total capital, both of which are not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross margin, excluding inventory impairment and land option contract abandonment charges, and the ratio of net debt to total capital are not calculated in accordance with GAAP, these measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP. Rather, these non-GAAP measures should be used to supplement their respective most directly comparable GAAP measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Housing Gross Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges
The following table reconciles the Company’s housing gross margin calculated in accordance with GAAP to the non-GAAP measure of housing gross margin, excluding inventory impairment and land option contract abandonment charges:

	Three Months
	2010	2009

Housing revenues	$262,158	$304,454
Housing construction and land costs	(226,194)	(289,423)

Housing gross margin	35,964	15,031
Add: Inventory impairment and land option contract abandonment charges	13,362	24,670

Housing gross margin, excluding inventory impairment and land option contract abandonment charges	$49,326	$39,701

Housing gross margin as a percentage of housing revenues	13.7%	4.9%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	18.8%	13.0%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before pretax, noncash inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period by housing revenues. The most directly comparable GAAP measure is housing gross margin. The Company believes housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful measure to investors in evaluating the Company’s performance as it measures the gross profit the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross margins between periods. This measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages — Unaudited)
Ratio of Net Debt to Total Capital
The following table reconciles the Company’s ratio of debt to total capital calculated in accordance with GAAP to the non-GAAP measure of the ratio of net debt to total capital:

	February 28,	November 30,
	2010	2009

Mortgages and notes payable	$1,815,261	$1,820,370
Stockholders’ equity	647,614	707,224

Total capital	$2,462,875	$2,527,594

Ratio of debt to total capital	73.7%	72.0%

Mortgages and notes payable	$1,815,261	$1,820,370
Less: Cash and cash equivalents and restricted cash	(1,288,857)	(1,289,007)

Net debt	526,404	531,363
Stockholders’ equity	647,614	707,224

Total capital	$1,174,018	$1,238,587

Ratio of net debt to total capital	44.8%	42.9%

The ratio of net debt to total capital is a non-GAAP financial measure, which the Company calculates by dividing mortgages and notes payable, net of homebuilding cash and cash equivalents and restricted cash, by total capital (mortgages and notes payable, net of homebuilding cash and cash equivalents and restricted cash, plus stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to total capital. The Company believes the ratio of net debt to total capital is a relevant and useful measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.